Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our auditor’s report dated December 29, 2025 with respect to the consolidated financial statements of DEFSEC Technologies Inc. (the “Company”) and its subsidiaries as at September 30, 2025 and 2024 and for each of the years in the two year period ended September 30, 2025, included in the Annual Report on Form 20-F of the Company, for the year then ended September 30, 2025, as filed with the United States Securities Exchange Commission.

We also consent to the incorporation by reference of such report in the Registration Statements on Form F-3 (File Nos. 333-285263, 333-283343, 333-281960, 333-277196) of the Company.

/s/ MNP LLP

Chartered Professional Accountants;

Licensed Public Accountants

December 29, 2025